Exhibit 99.1

American Residential Reports Record Second Quarter 2003 Earnings

    SAN DIEGO--(BUSINESS WIRE)--July 29, 2003--American Residential Investment Trust, Inc. (AMEX(R): INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide, today reported record second quarter results and reaffirmed its increased full-year 2003 earnings guidance, highlights of which included:

    -- Second quarter consolidated net income was $9.5 million, inclusive of a tax benefit of $2.5 million due to the realization of deferred tax assets associated with net operating loss carry forwards;

    -- Second quarter earnings per diluted share were $1.12, inclusive of $0.29 per diluted share associated with the tax benefit;

    -- Second quarter consolidated pretax earnings were $10.7 million, up 46% over the previous quarter;

    -- Book value per diluted share was $9.58 and cash and cash equivalents were $29.3 million as of June 30, 2003;

    --  Funded $3.2 billion in mortgage loans through American
        Mortgage Network;

    -- Implemented national expansion strategy in Charlotte, Phoenix and Houston;

    -- Aggregate warehouse funding facilities increased to $1.3 billion; and

    -- Reaffirmed recently raised 2003 projected consolidated net income to the range of $30 to $32 million, or between $3.50 and $3.75 per diluted share, inclusive of tax benefits to be recorded in the first and second quarters totaling $9.1 million or $1.04 per diluted share; reaffirmed annual 2003 mortgage loan production to be in the range of $11-$12 billion.

    Consolidated Results

    American Residential reported consolidated net income of $9.5 million, or $1.12 per diluted share for the second quarter of 2003. This includes a tax benefit of $2.5 million, or $0.29 per diluted share, due to the realization of additional deferred tax assets associated with net operating loss carry forwards in American Residential Investment Trust (AMREIT). The deferred tax asset realization results from an increase in profitability from the Company's mortgage banking subsidiary, American Mortgage Network.
    After stock option dilution resulting from significant share price appreciation during the period and a higher effective tax rate, earnings per diluted share for the six months ended June 30, 2003 were $2.56, inclusive of the tax benefit totaling $1.08 per diluted share.
    John M. Robbins, Jr., Chief Executive Officer, said, "I am pleased to announce another quarter of record earnings and continued national expansion of our regional lending centers. We see substantial opportunities in today's housing market. Interest rates remain low by historic standards and demand for mortgage products has remained robust, even though new originations are off the record pace experienced in June. Our pipeline of newly originated mortgages was approximately $2.9 billion at June 30, 2003, which helps to insure strong funding months in July and August."
    "Our national expansion strategy into top metropolitan statistical areas, coupled with our goal to double the number of account executives over the next year, has prepared us for expected declines in the refinance market," Robbins added. "We believe mortgage brokers will continue to dominate originations as the composition of consumer demand changes over the next year from predominately refinance to predominately home purchase transactions. Nationally, our market share for residential loan originations has grown throughout 2003. Projections for both volume and earnings estimates incorporate expectations of rising interest rates and market contraction throughout the remainder of the year."
    The Company's cash and cash equivalents balance was $29.3 million at June 30, 2003, as compared to approximately $24.5 million at March 31, 2003, an increase of approximately 20%. The Company's diluted book value per share was $9.58 at June 30, 2003. Total assets increased by approximately $73 million during the second quarter, substantially due to an increase in mortgage loans held for sale and related receivables.
    The Company reports its results in two segments - mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

    Mortgage Banking Business - American Mortgage Network (AmNet)

    AmNet funded $3.2 billion in home loans during the second quarter of 2003 compared to $2.1 billion for the first quarter of the year. AmNet operates exclusively in the wholesale channel, originating, underwriting and funding loans from strategically placed regional centers. AmNet sells the loans it funds on a servicing-released basis to investors who include major correspondent servicers and Wall Street dealers. AmNet is now approved to do business in 47 states either by license or exemption and has over 600 employees.

    AmNet Operating Results

    For the second quarter of 2003, AmNet reported pre-tax income of $9.8 million, compared to $6.9 million in the first quarter of 2003, representing an increase of approximately 40%.
    Gain on the sale of loans and other fee income, net of hedging, totaled $23.7 million, or approximately 74 basis points on $3.2 billion in loan fundings, as compared to 87 basis points on $2.1 billion in fundings in the first quarter of 2003. The decrease in basis points was principally due to higher hedging costs associated with lower closing ratios (the percentage of loan applications which become funded loans) during April, May and June due to a decline in mortgage interest rates over that period. Typically with the mortgage industry, a smaller percentage of the pipeline (loans in process) will close as interest rates fall, because borrowers move loans to other lenders at new lower rates. Conversely, a larger percentage of the pipeline should close as interest rates rise, because the borrower's rate is guaranteed at a more favorable price than the current market. AmNet continued to utilize Mortgage Capital Management's advisory services for loan pipeline exposure analysis as well as daily hedging recommendations.
    Gross interest income was $7.6 million and was offset by interest expense of $3.4 million, resulting in net interest spread on loans held for sale during the first quarter of $4.1 million, or approximately 13 basis points on second quarter loan fundings of $3.2 billion.
    AmNet operating expenses, excluding interest, totaled $18.1 million during the second quarter, or approximately 56 basis points on total loan fundings. These expenses included an estimated $9.0 million in sales commissions and other variable expenses, representing approximately 50% of total operating expenses. On a per loan basis, AmNet's expenses declined 17% from the first quarter of 2003.
    Commenting on the Company's mortgage banking operations, Robbins said, "We are on track to open a minimum of 30 regional offices by the end of 2004. AmNet has a significant opportunity to grow market share with our expansion into America's largest housing markets. We have more than 3,000 broker customers across the country and are substantially increasing this customer base. It will take several more years for AmNet to realize its full growth potential."
    During the second quarter of 2003, AmNet's warehouse loan funding capacity grew from $960 million to $1.3 billion. AmNet has lending partnerships with Countrywide Warehouse Lending, UBS Warburg Real Estate Securities Inc., and JPMorgan Chase Bank.

    Mortgage Asset Portfolio Investments (American Residential)

    The Company's total mortgage assets held for portfolio investment were approximately $209 million at June 30, 2003, compared to $239 million at March 31, 2003. Since 1999, the dollar value of the Company's portfolio of mortgage assets has declined due to the decision to re-deploy capital into AmNet, the Company's mortgage banking subsidiary. In the second quarter of 2003, the Company had income before tax attributable to its mortgage asset portfolio investments of $939 thousand compared to $356 thousand for the first quarter of 2003.
    In the second quarter of 2003, net interest spread on the mortgage asset portfolio was $1.7 million, or approximately 3.2% of portfolio assets on an annualized basis, compared to $1.8 million in the first quarter, 2003. Non-cash loan premium amortization expenses in the quarter ended June 30, 2003 totaled approximately $843 thousand.

    2003 Guidance

    The Mortgage Bankers Association of America (MBAA) has increased its estimates and expects 2003 overall market size to be approximately $3.3 trillion. Based on the MBAA estimates, AmNet expects to fund $11 to $12 billion in 2003.
    As revised in mid-July, the Company's net income for 2003 is expected to be between $30 million and $32 million, or between $3.50 and $3.75 per diluted share, an increase over previous 2003 net income estimations of $19.8 million to $21.8 million, or between $2.50 and $2.75 per diluted share. The increased 2003 guidance is based on additional tax benefits realized in the second quarter, and an increase of total loan fundings and profitability, which is offset by a higher assumed combined federal and state tax rate of approximately 31% and higher than anticipated stock option dilution, now estimated to be approximately 11% by the end of 2003.
    "The Company's consolidated pre-tax income for 2003 is expected to be in the range of $30 to $33 million, substantially due to the successful implementation of our mortgage banking strategy." said Judith Berry, Chief Financial Officer. "Additionally, tax benefits have enabled us to shelter this profit from taxation and restore significant book value to our stockholders."
    Based on 2003 earnings guidance, the Company expects basic book value per share to be between $11.00 and $11.50 at December 31, 2003.
    Commenting on expectations for the second half of 2003, Robbins noted, "There is guarded optimism that the economy will begin to grow more quickly in the second half of this year and into 2004. This news has caused 10 year bond yields to rise dramatically, pushing long-term mortgage rates higher. The contract rate for 30 year fixed rate residential mortgages was approximately 5.94% as of July 24, 2003, in line with the July 2003 MBAA forecast. Rates are still low by historic standards. The MBAA predicts that the market in 2004 will decline to approximately $1.9 trillion, which would represent one of the five largest markets in the history of the mortgage industry. Today there are a number of emerging trends which experts believe will positively affect this market:

    -- The MBAA expects mortgage interest rates in the 5.5 to 5.8% range for next five quarters and rates below 6.1% into 2005;

    -- Financial experts have noted that real estate has become an essential element of an individual's investment strategy;

    -- The National Association of Realtors expects record home sales in 2003, a third consecutive year for record home sales. Home sales are expected to decline only modestly in 2004 and 2005; and

    -- The National Association of Realtors' interpretation of US Census data reported that the number of homeowners under age 25 doubled between 1993 and 2003. Younger buyers, who would normally be renters, have now entered the market.

    Robbins concluded "We continue to take steps to fortify and grow our lending platform, such that our market share growth should accelerate as the overall size of the mortgage market declines. Very importantly, we are strategically aligned with the major bank affiliated lenders who expect to grow their servicing businesses as refinance transactions decline. AmNet monetizes the value of the loans it sells to mega-servicers such as Countrywide Financial and Wells Fargo. While a number of lenders may exit the mortgage market when the refinancing wave ends, this represents a substantial opportunity for hybrid mortgage bankers, such as AmNet, to continue to grow. Borrowers will likely find that the increased competition among fewer lenders will offer more benefits for them, including more personal service and a greater array of loan products. Importantly, mortgage brokers value the fact that AmNet does not compete against them and is dedicated to this single customer base."

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss second quarter operating performance and outlook. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to www.companyboardroom.com or the Company's web site at www.amerreit.com and click on the link that appears on the home page.
    An online replay will be available at www.amerreit.com for one year. A telephone replay will be available through August 5, 2003, by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 1843988. Electronic versions of news releases may be accessed via the Company's web site at www.amerreit.com.

    About American Mortgage Network

    Headquartered in San Diego, California, American Mortgage Network is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of regional centers and business-to-business over the Internet. AmNet has loan production offices in Orange County, Ontario, California; Sacramento, California; San Diego, California; Denver, Colorado; New Haven, Connecticut; Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; Minneapolis, Minnesota; Cherry Hill, New Jersey; Charlotte, North Carolina; Portland, Oregon; Providence, Rhode Island and Richmond, Virginia and Bellevue, Washington. For more information, please visit www.amnetmortgage.com.

    About American Residential Investment Trust

    American Residential Investment Trust, Inc. is the parent company of American Mortgage Network. For more information, please visit www.amerreit.com.

    Forward Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding 2003 projected net income and mortgage loan production, the strength of loan fundings in July and August 2003, expected declines in the refinance market, mortgage broker continued dominance in loan originations, the change over the next year in consumer demand to purchase transactions, loan closing percentages as interest rates rise, the number of regional offices by the end of 2004, AmNet's growth opportunities, the amount of time necessary for AmNet to realize its growth potential, economic growth levels in the second half of 2003 and 2004, the amount of home sales in 2003, 2004 and 2005, the Company's market share growth and rate of growth, lenders' expectations of growing their servicing businesses, the potential for lenders to leave the mortgage business, opportunities for remaining mortgage bankers and potential benefits to borrowers from increased competition among mortgage lenders, the MBAA estimates of market size, expected book value per share at December 31, 2003, number of broker relationships and projected interest rate levels. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the level of interest rates generally, economic conditions generally, uncertainty as to the percentage of the pipeline that will result in mortgage loan fundings; fluctuation in the margins, net of hedging, of loans in the Company's pipeline; the predictability of the Company's expenses; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the availability of financing for the funding of mortgage loans; the Company's liquidity position; and other risk factors outlined in American Residential's SEC reports.



             AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                               Three     Three       Six       Six
                               Months     Months    Months    Months
                               Ended     Ended      Ended     Ended
                             -------------------- --------------------
                             6/30/2003 6/30/2002  6/30/2003 6/30/2002
                             -------------------- --------------------
Income Statement
----------------

Mortgage Banking Segment:
Revenues
Gain on sales of loans         $32,971    $4,503    $53,180    $6,446
                             -------------------- --------------------
Derivative financial
 instruments:
  Treasury futures and
   options and related
   commissions and fees              -   (10,771)         -   (10,123)
  Forward sales of mortgage
   backed securities (MBS)
   and options on MBS           (3,027)     (123)    (3,080)     (124)
  Market adjustment on loan
   commitment pipeline          (6,257)    2,579     (8,415)    1,844
                             -------------------- --------------------
           Total derivative
            financial
            instruments         (9,284)   (8,315)   (11,495)   (8,403)
                             -------------------- --------------------
Interest on mortgage assets      7,561     2,432     13,462     3,893
Other income                        34         3         52         7
                             -------------------- --------------------
          Total revenue, net
           of derivative
           financial
           instruments          31,282    (1,377)    55,199     1,943
                             -------------------- --------------------

Expenses
Interest expense                 3,447     1,129      6,121     1,825
Operating expenses              18,080     5,638     32,375    10,241
                             -------------------- --------------------
          Total expenses        21,527     6,767     38,496    12,066
                             -------------------- --------------------

Income (loss) before income
 taxes - Mortgage Banking
 Segment                        $9,755   $(8,144)   $16,703  $(10,123)

Mortgage Asset Portfolio
 Segment:
Revenues
Interest on mortgage assets     $2,832    $5,137     $6,176   $10,522
Other income                       213       363        411       829
Litigation Settlement                -    10,281          -    10,281
                             -------------------- --------------------
          Total revenue          3,045    15,781      6,587    21,632
                             -------------------- --------------------

Expenses
Interest expense                 1,151     2,942      2,689     6,075
Provision for loan losses          794     1,024      1,713     3,127
(Gains) Loss on sale of real
 estate owned, net                (330)      347       (515)      432
Operating expenses                 491       909      1,405     1,438
                             -------------------- --------------------
          Total expenses         2,106     5,222      5,292    11,072
                             -------------------- --------------------

Income before income taxes -
 Mortgage Asset Portfolio
 Segment                          $939   $10,559     $1,295   $10,560

Consolidated Income -
 Combined Segments             $10,694    $2,415    $17,998      $437
Provision for income taxes       3,652       (58)     5,478         7
Income tax benefit from
 termination of REIT status     (2,463)        -     (9,141)        -
          Consolidated Net
           Income               $9,505    $2,473    $21,661      $430

Per Share Data
--------------
Weighted average common
 shares outstanding          7,863,437 7,880,090  7,863,154 7,899,340
Consolidated income per share
 basic                           $1.21     $0.31      $2.75     $0.05
Consolidated income per share
 diluted                         $1.12     $0.31      $2.56     $0.05


Loan Origination Data
---------------------
Total mortgage loans funded
 in period ($ millions)         $3,212      $584     $5,290      $954
Number of loans funded          17,871     3,387     29,568     5,580

Balance Sheet Data
------------------
Cash and cash equivalents      $27,240   $10,827
Restricted cash                  2,100         -

Bond collateral mortgage
 loans and real estate owned,
 net of reserves               208,984   348,247

Mortgage loans held for sale,
 net                           576,297   210,031

Total assets                   840,264   578,872

Short-term debt                560,352   205,554

Long-term debt, net            176,977   312,925

Total stockholders' equity     $81,149   $58,423
Book value per share basic      $10.32     $7.41
Book value per share diluted     $9.58     $7.34

Debt to equity ratio             9.1:1     8.9:1


($ in thousands, except per share data and as noted)

    CONTACT: American Residential Investment Trust, Inc.
             Judith Berry (Investor and Analysts)
             Executive Vice President and Chief Financial Officer
             858-909-1230
             jberry@amnetmortgage.com
                 or
             Clay Strittmatter (Investor and Analysts)
             Senior Vice President, Finance
             858-909-1340
             cstrittmatter@amnetmortgage.com
                 or
             Kasey Emmel (Media Relations)
             Vice President, Marketing & Communications
             858-909-1335
             kemmel@amnetmortgage.com
                 or
             FRB - Weber Shandwick (Investor and Analysts)
             Rose Tucker, 310-407-6522
             rtucker@webershandwick.com
                 or
             Forti Communications Inc. (Media Relations)
             Corinne Forti, 805-498-0113
             President
             cforti@amnetmortgage.com
             forticomm@aol.com